As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RGC RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1909697
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

(540) 777-4427

(Address and telephone number of registrant’s principal executive offices)

AMENDED AND RESTATED STOCK BONUS PLAN

(full title of the Plan)

John B. Williamson, III

President and Chief Executive Officer

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

(540) 777-4427

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Nicholas C. Conte, Esq.

Talfourd H. Kemper, Jr., Esq.

Woods Rogers PLC

10 South Jefferson Street, Suite 1400

Roanoke, Virginia 24011

(540) 983-7600

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, par value $5.00 per share	32,384.641	$28.025	$907,579.56	$106.82

(1)	Calculated for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on February 7, 2005, which was $28.025.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the registration of 32,384.641 shares of common stock, par value of $5.00 per share, of RGC Resources, Inc. (“Registrant”), that are issuable to employees of Registrant under its Amended and Restated Stock Bonus Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1:	PLAN INFORMATION.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

ITEM 2:	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a) Registrant’s latest Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

(b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (“Exchange Act”) since September 30, 2004.

(c) The description of the Registrant’s $5.00 par value per share common stock contained in its Registration Statement on Form S-4 dated January 28, 1999, including any amendments filed for the purpose of updating such description.

All reports and other documents subsequently filed by Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4:	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5:	INTEREST OF NAMED EXPERTS AND COUNSEL.

Woods Rogers PLC has advised Registrant on certain legal matters with respect to the Plan and the registration of certain shares of common stock issuable under the Plan, including an opinion as to the legality of such shares. The principals of the firm of Woods Rogers PLC and members of their immediate families beneficially own shares of common stock of Registrant.

ITEM 6:	INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY.

Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Registrant’s Articles of Incorporation contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director of Registrant to the corporation or its shareholders for monetary damages for any breach of duty as a director or officer.

Registrant’s Articles of Incorporation also require Registrant to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of Registrant as a director, officer, employee or agent of another entity. Directors and officers of Registrant are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have Registrant make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Board of Directors of Registrant also has the authority to extend to employees, agents, and other persons serving at the request of Registrant the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

Virginia Code Section 13.1-700.1 permits a court, upon application of a director or officer, to review Registrant’s determination as to a director’s or officer’s request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order Registrant to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court shall also order Registrant to pay the officer’s or director’s reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer’s or director’s reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order Registrant to pay the officer’s and director’s reasonable expenses incurred to obtain the order.

Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or is or was serving at the request of Registrant as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not Registrant would have the power to indemnify such person against such liability under the Articles of Incorporation.

Registrant maintains a directors’ and officers’ legal liability insurance policy. The policy provides coverage, subject to certain deductible or retention amounts, for (i) Registrant’s directors and officers against losses by reason of their wrongful acts, and (ii) Registrant against claims against the directors and officers by reasons of their wrongful acts for which Registrant is required to indemnify or pay, all as such terms are defined in the policy and subject to the terms, conditions and exclusions contained therein.

ITEM 7:	EXEMPTION FROM REGISTRATION.

Not applicable.

ITEM 8:	EXHIBITS.

The exhibits to this Registration Statement are listed below:

Exhibit No.	Description

5	Opinion of Woods Rogers PLC with respect to legality of securities registered

23(a)	Consent of Woods Rogers PLC (included in Exhibit (5))

23(b)	Consent of Deloitte & Touche LLP

24	Power of Attorney

ITEM 9:	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registrant statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling persons of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on February 11, 2005.

RGC RESOURCES, INC.

By:	/s/ John B. Williamson, III
John B. Williamson, III
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the dates indicated below.

Signature	Title	Date

/s/ John B. Williamson, III John B. Williamson, III	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	February 11, 2005

/s/ Howard T. Lyon Howard T. Lyon	Vice President, Controller and Treasurer (Principal Financial Officer)	February 11, 2005

* Raymond D. Smoot	Director	February 11, 2005

* Abney S. Boxley, III	Director	February 11, 2005

* Maryellen F. Goodlatte	Director	February 11, 2005

* S. Frank Smith	Director	February 11, 2005

*By:	/s/ Howard T. Lyon
Howard T. Lyon, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Woods Rogers PLC with respect to legality of securities registered

23(a)	Consent of Woods Rogers PLC (included in Exhibit (5))

23(b)	Consent of Deloitte & Touche LLP

24	Power of Attorney